UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 19, 2014
Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland
(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 19, 2014, Russell J. Cox was appointed to the newly-created position of Executive Vice President and Chief Operating Officer of Jazz Pharmaceuticals plc (the “Company”), effective immediately. Mr. Cox, age 51, served as the Company’s Executive Vice President and Chief Commercial Officer from March 2012 until his appointment as the Company’s Chief Operating Officer, and previously served as the Company’s Senior Vice President, Sales and Marketing from the closing of the merger transaction between Jazz Pharmaceuticals, Inc., our predecessor, and Azur Pharma Public Limited Company (the “Azur Merger”), until March 2012. Prior to the Azur Merger, Mr. Cox served in a variety of senior management roles since joining Jazz Pharmaceuticals, Inc. in July 2010. From January 2009 to January 2010, he was Senior Vice President and Chief Commercial Officer of Ipsen Group, a pharmaceutical company, and from 2007 until December 2008, he was Vice President of Marketing at Tercica, Inc. (acquired by Ipsen Group), a biotechnology company. From 2003 to 2007, he was with Scios Inc. (acquired by Johnson and Johnson later in 2003), where he also held the role of Vice President, Marketing. Prior to 2003, Mr. Cox was with Genentech, Inc. for 12 years, where he was a Product Team Leader responsible for the Growth Hormone franchise and led numerous product launches as a Group Product Manager. Mr. Cox received a B.S. in Biomedical Science from Texas A&M University. There are no family relationships between Mr. Cox and any other executive officer or director of the Company.
There have been no new compensatory or other material arrangements entered into, or modifications to existing compensatory arrangements entered into, nor were there any grants or awards made to, Mr. Cox in connection with his appointment as the Company’s Chief Operating Officer. For a description of Mr. Cox’s compensatory arrangements with the Company, including a description of the indemnification agreement between the Company and Mr. Cox, see “Executive Compensation” and “Certain Transactions With or Involving Related Persons—Indemnification Agreements” under Part III—Item 11 and Part III—Item 13, respectively, in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper
Executive Vice President and General Counsel

Date: May 19, 2014